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                                                                  Exhibit 99.1


WESCO logo

NEWS RELEASE
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WESCO International, Inc. / Suite 700, 225 West Station Square Drive /
Pittsburgh, PA  15219


                         WESCO INTERNATIONAL, INC. NAMES
                              TWO NEW BOARD MEMBERS

             Contact: Stephen A. Van Oss, Senior Vice President and
                   Chief Financial and Administrative Officer
          WESCO International, Inc. (412) 454-2271, Fax: (412) 454-2477
                              http://www.wesco.com

Pittsburgh, PA, December 8, 2005 - WESCO International, Inc. [NYSE: WCC], a leading provider of MRO products, construction materials, electrical equipment and components, and advanced integrated supply procurement outsourcing services, today announced the appointment of Mr. Steven A. Raymund and Ms. Lynn M. Utter to its Board of Directors effective January 2, 2006. With the addition of Mr. Raymund and Ms. Utter, WESCO's Board of Directors now consists of 11 Directors.

Steven A. Raymund began his career with Tech Data Corporation, a NASDAQ listed company and leading distributor of information technology products, in 1981 and since 1991 has served as its Chairman and Chief Executive Officer. Steve worked his way through the ranks of Tech Data becoming Chief Operating Officer in 1984. In 1988, Arthur Young Entrepreneurial Services named Steve Entrepreneur of the Year, and that same year, Inc. Magazine listed Tech Data 44th on its list of the Top 100 Fastest Growing Small Public Companies. Each year since 1989, Steve has been named one of The 25 Most Influential Executives in the PC Industry. In 1999, Steve was named to the Computer Reseller News Industry Hall of Fame and in 2000, he was inducted into the Tampa Bay Business Hall of Fame. Steve is very active in the United Way of Tampa Bay serving as the Chairman of the 2005 Fundraising Campaign and is a member of the Moffitt Cancer Center's Board of Advisors. He is also involved with the Advisory Board for The Partnership for a Drug Free America and sits on the Board for the Alliance for Excellent Education based in Washington, D.C. Steve earned a bachelor's degree in economics from the University of Oregon and a master's degree in international politics in 1980 from the Georgetown University Edmund A. Walsh School of Foreign Service.

Lynn M. Utter joined Coors Brewing Company in 1997 and currently serves as Chief Strategy Officer. Prior to her current position, she served in several operational capacities including Group Vice President of Container, Quality and Technology, Vice President of Container Operations and Vice President of Logistics, Coors Transportation Operations and Transload. Lynn joined Frito-Lay, Inc. in 1991 and held a variety of sales and operational positions. She spent four years with Strategic Planning Associates in Washington, D.C. Lynn earned a bachelor's degree in business administration from the University of Texas at Austin. She also has earned her master's degree in business from Stanford University. Lynn is Chairperson of the University of Texas' McComb School of Business Administration Dean's Advisory Council, and has been recognized as an Outstanding Young Texas Ex. Also, Lynn serves as a Trustee for Mile High United Way and chaired the 2004 MHUW Campaign.

Chairman and CEO, Roy W. Haley, commented, "We are very pleased to welcome Steve Raymund and Lynn Utter, two outstanding individuals, to our Board. They bring a wealth of operational expertise, strategic vision and sales experience that will serve to further strengthen our Board."


WESCO International, Inc. (NYSE: WCC) is a publicly traded Fortune 500 holding company, headquartered in Pittsburgh, Pennsylvania, whose primary operating entity is WESCO Distribution, Inc. WESCO Distribution is a leading distributor of electrical construction products and electrical and industrial maintenance, repair and operating (MRO) supplies, and is the nation's largest provider of integrated supply services with 2004 annual product sales of approximately $3.7 billion. With the addition of Fastec and Carlton-Bates, the Company employs approximately 6,100 people, maintains relationships with over 24,000 suppliers, and serves more than 100,000 customers worldwide. Major markets include commercial and industrial firms, contractors, government agencies, educational institutions, telecommunications businesses and utilities. WESCO operates seven fully automated distribution centers and approximately 390 full-service branches in North America and selected international markets, providing a local presence for area customers and a global network to serve multi-location businesses and multi-national corporations.

The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as well as the Company's other reports filed with the Securities and Exchange Commission.



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